UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 19, 2016

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive Latham, New York 12110
(Address of Principal Executive Offices) (Zip Code)

(518) 795-1400
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2016, Michael Greiner was appointed Executive Vice President and Chief Financial Officer of AngioDynamics, Inc. (the “Company”), effective August 16, 2016.  Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Greiner, age 43, most recently served as Chief Financial Officer of Extreme Reach, Inc.  In this role, Mr. Greiner was in charge of the company’s financial operations.  Prior to this position, Mr. Greiner served as Senior Vice President of Corporate Finance and Chief Accounting Officer for Vistaprint N.V., where he had global responsibility across Treasury, Tax, Financial Systems, Controllership and SEC Reporting, Internal Audit and Corporate Real Estate.  Prior to joining Vistaprint N.V., Mr. Greiner served as the Global Controller, Water and Process Technologies at General Electric.  He also held various finance roles of increasing responsibility at Bausch + Lomb and Wyeth and began his career at Deloitte and Touche.  Mr. Greiner is a Certified Public Accountant and earned his B.S. and M.S. degrees in Accounting at Fairleigh Dickenson University, as well as an MBA at Columbia University Business School.

Mr. Greiner does not have any family relationship with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

In connection with Mr. Greiner’s appointment as the Company’s Executive Vice President and Chief Financial Officer, on July 19, 2016, the Company and Mr. Greiner entered into an Employment Agreement.  Pursuant to the Employment Agreement, Mr. Greiner will receive a base salary of $370,000 per year and be eligible for annual bonuses at a target level of 60% of his base salary beginning with the Company’s fiscal year ending May 31, 2017.  In addition, the Compensation Committee of the Board of Directors of the Company approved a $100,000 sign on bonus for Mr. Greiner.  Mr. Greiner’s employment with the Company will be on an “at will” basis, meaning that either he or the Company may terminate his employment at any time for any reason or no reason, without further obligation or liability.

Mr. Greiner was granted equity awards, effective August 16, 2016, under the Company’s 2004 Stock and Incentive Award Plan in the form of (i) 20,000 performance shares of Company common stock, (ii) an option to purchase 100,000 shares of Company common stock, and (iii) 10,000 restricted stock units in respect of shares of Company common stock.  The exercise price for the options is equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market on the date of the grant (i.e., August 16, 2016).  The performance shares have a three-year term with payouts to be made in shares of Company common stock at the end of the term ranging between 0 and 200% of the grant amount depending on the Company’s total shareholder return relative to a peer group of companies substantially similar to the peer group previously disclosed in connection with the Company’s prior performance share programs.  The options will vest in four equal installments beginning on the first anniversary of the grant date and expire, if not exercised, on August 16, 2023.  The restricted stock units will vest in four equal installments beginning on the first anniversary of the grant date.

In addition, Mr. Greiner will receive (i) an executive car allowance of $1,200 per month (less applicable taxes) and (ii) a relocation allowance of $75,000 in the form of reimbursements and payments.  Mr. Greiner will also be eligible to participate in the benefit and perquisite plans and programs generally available to senior executives of the Company, including health insurance, life and disability insurance, The Employee Stock Purchase Plan, 401(k) plan and flexible spending plan.

The foregoing description of the Employment Agreement is qualified in its entirety by the text of such agreement, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated herein by this reference.

On July 20, 2016, the Company and Mark Stephens, Senior Vice President, Administration, of the Company, agreed that Mr. Stephens would leave the Company, effective upon a date to be determined.  In consideration for a waiver and general release of claims executed by Mr. Stephens in favor of the Company, Mr. Stephens will receive severance payments equal to continuation of his annual base salary for a period of 12 months plus earned but unused vacation time.

On July 25, 2016, the Company issued a press release announcing the appointment of Mr. Greiner as Executive Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	10.1	Employment Agreement, dated July 19, 2016, by and between AngioDynamics, Inc. and Michael Greiner.

	99.1	Press Release, dated July 25, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC. (Registrant)

Date: July 25, 2016	By:	/s/ Stephen A. Trowbridge
Name: Stephen A. Trowbridge
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated July 19, 2016, by and between AngioDynamics, Inc. and Michael Greiner.

99.1	Press Release, dated July 25, 2016.